Exhibit 5.01

25 March 2014

King Digital Entertainment plc

Fitzwilton House

Wilton Place

Dublin 2

King Digital Entertainment plc (the “Company”)

Dear Sirs,

1.	Capacity and Basis

We have acted as Irish solicitors for the Company in connection with (i) the initial public offering by the Company of certain new Ordinary Shares of US$0.00008 each in the capital of the Company (the “Primary Shares) and (ii) the sale by certain shareholders of the Company (the “Selling Shareholders”) of existing Ordinary Shares of US$0.00008 each in the capital of the Company ((the “Selling Shareholder Shares”) and together with the Primary Shares, the “Shares”)) (the “Transaction”).

The Company’s Registration Statement on Form S-1 (File No. 333-193984) filed by the Company with the Securities and Exchange Commission (the “Commission”) on 18 February 2014, as subsequently amended, in the form in which it is to become effective on 25 March 2014, including the information deemed to be included in it at the time of effectiveness pursuant to Rule 430A under the Securities Act of 1933, as amended (the “Securities Act”), is referred to in this Opinion Letter as the “Registration Statement”, and the prospectus included in it is referred to in this Opinion Letter as the “Prospectus”.

No opinion is expressed in this Opinion Letter with regard to any matter governed by the laws of any jurisdiction other than Ireland.

No opinion is expressed as to the taxation consequences of the Transaction (or the transactions contemplated thereby) save as set out in Clause 3.3. Insofar as the opinion given in that paragraph relates to tax matters, it is confined to, and given in all respects on the basis of, the laws of Ireland relating to tax in force as at the date of this Opinion Letter as currently applied by the courts of Ireland and on the basis of current practice of the Irish Revenue Commissioners and on the basis of the specific confirmations made by the Irish Revenue Commissioners referred to in Clauses 2.7, 2.8 and 2.9 of this Opinion Letter.

In this Opinion Letter, the term the “Companies Acts” means the Companies Acts 1963 to 2005 and Parts 2 and 3 of the Investment Funds, Companies and Miscellaneous Provisions Act 2006 and the Companies (Amendment) Act 2009, the Companies (Miscellaneous) Provisions Act 2009, the Companies (Amendment) Act 2012 and the Companies (Miscellaneous Provisions) Act 2013, including all acts of the Oireachtas and statutory instruments which are to be read as one with, or construed or read together as one with, the Companies Acts and every statutory modification or re-enactment thereof for the time being in force (or, where the context so admits or requires, any one or more of such Acts).

In this Opinion Letter the term “Admission” means the admission of the ordinary shares of US$0.00008 each in the capital of the Company to trading on the New York Stock Exchange.

2.	Documents

For the purpose of issuing this Opinion Letter we have reviewed each of the following documents (each a “Document” and collectively, the “Documents”):

2.1	a certificate from Mr John Sebastian Knutsson, a director of the Company dated the same date as this Opinion Letter as to certain matters to be relied on by us (the “Company Certificate”);

2.2	the report of searches made against the Company by Brady & Co., independent law searchers, on our behalf on 24 March 2014 in the Irish Companies Registration Office, Dublin and the Central Office of the High Court, Dublin (together the “Searches”);

2.3	a copy of the memorandum and articles of association of the Company annexed as Appendix I to the Company Certificate (the “Memorandum and Articles of Association”);

2.4	a copy of the resolutions passed in writing by the Board of Directors of the Company (the “Board”) on each of the following dates: 17 February 2014, 19 February 2014, 6 March 2014 and 25 March 2014 annexed as Appendix II to the Company Certificate;

2.5	copies of the resolutions passed in writing by the shareholders of the Company on 17 February 2014, 19 February 2014, 6 March 2014, 24 March 2014 and 25 March 2014 annexed as Appendix III to the Company Certificate;

2.6	a copy of the Registration Statement;

2.7	a copy of the letter dated 12 December 2013 from PricewaterhouseCoopers addressed to Mr Dave Nolan in the Irish Revenue Commissioners and a copy of the letter of response dated 19 December 2013 from the Irish Revenue Commissioners to PricewaterhouseCoopers;

2.8	a copy of the letter dated 12 December 2013 from PricewaterhouseCoopers addressed to Mr Seamus Carey in the Irish Revenue Commissioners and a copy of the email response sent by the Irish Revenue Commissioners on 3 January 2014 to PricewaterhouseCoopers;

2.9	a copy of the letter dated 17 February 2014 from the Company to the Irish Revenue Commissioners and a copy of the letter of response from the Irish Revenue Commissioners dated 21 February 2014 together constituting a composition agreement entered into in accordance with Section 5 of the Stamp Duties Consolidation Act 1999 between the Company and the Irish Revenue Commissioners; and

2.10	the form of Special Eligibility Agreement for Securities to be entered into between (1) the Company, (2) The Depository Trust Company, (3) Cede & Co., (4) National Securities Clearing Corporation and (5) Computershare Trust Company, N.A.

3.	Opinions

Based only on our review of the Documents and upon the assumptions listed at Clause 4, and subject to all applicable bankruptcy, insolvency, liquidation, examinership, re-organisation, moratorium and other laws relating to the enforcement of creditors’ rights generally and to the reservations and qualifications set out in Clauses 5 and 6, we express the following opinions:

3.1	the issue of the Primary Shares, in accordance with the terms of the Registration Statement and the Prospectus, will, on adoption of the resolutions to be adopted by the Pricing Committee of the Board on or about the date of this Opinion Letter, have been duly authorised by all necessary corporate action of the Company and on (i) the allotment and issuance of the Primary Shares (by the entry of the name of the registered owner thereof in the register of members of the Company confirming that such Primary Shares have been issued credited as fully paid), and (ii) the subscription and payment therefor by the relevant subscribers in accordance with the Memorandum and Articles of Association and in the manner provided for by the Registration Statement and the Prospectus, the Primary Shares will be validly issued, fully paid and non-assessable (which term, when used herein, means that the holders of such Shares are not liable, solely by virtue of holding such Shares, for additional assessments or calls on such Shares by the Company or its creditors); and

3.2	the Selling Shareholder Shares, as contemplated by the Registration Statement and the Prospectus, have been duly authorised by all necessary corporate action of the Company and will have been validly issued, fully paid and will be non-assessable (which term, when used herein, means that the holders of such Shares are not liable, solely by virtue of holding such Shares, for additional assessments or calls on such Shares by the Company or its creditors); and

3.3	based upon the foregoing and subject to the limitations set forth in the Registration Statement, the statements made on pages 144 - 149 of the Registration Statement under the heading Taxation—Taxation in Ireland, insofar as such statements constitute matters of Irish law or legal conclusions with respect to Irish taxation law, constitute the opinion of William Fry as of the date hereof as to the material Irish tax consequences of the ownership and disposition of the Shares.

4.	Assumptions

For the purpose of issuing this Opinion Letter we have made the following assumptions, without independent verification:

4.1	that the copies of each Document referred to herein as being reviewed by us are true, complete and accurate copies of the originals thereof as in effect on the date hereof without any amendment or modification thereto;

4.2	the authenticity of all signatures and/or corporate seals on, and the capacity of all individuals who signed any of the Documents;

4.3	that, if the Searches were conducted as at the date of this Opinion Letter, the results of such new searches would be the same as the Searches;

4.4	that the Company Certificate fully and accurately states the position as to the matters of fact referred to therein and that the position as stated therein in relation to any factual matter pertains as of the date hereof;

4.5	that the copies produced to us of the written resolutions of the Board are true copies; that such written resolutions were signed by all of the members of the Board, that those persons who signed such written resolutions acted bona fide in the interests of the Company in signing such written resolutions, that the provisions contained in the Companies Acts and/or the Articles of Association relating to the declaration of the interests of the Directors and the powers of interested Directors to vote were duly observed in signing such written resolutions and that no further resolutions of the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.6	that the copy produced to us of the written resolutions of the shareholders of the Company is a true copy and correctly records the resolutions approved by the shareholders of the Company, that such written resolutions were duly signed by or on behalf of all the shareholders of the Company and that no further resolutions of the shareholders, the Board or any committee thereof have been passed, or corporate or other action taken, which would or might alter the effectiveness thereof;

4.7	that it is in the interests of (and will commercially benefit) the Company to enter into the Transaction;

4.8	that, in so far as the laws of any other jurisdiction other than Ireland are relevant, such laws do not prohibit and are not inconsistent with the issue of the Shares and that there is no provision of the laws of any jurisdiction (other than Ireland) that would have a bearing on any of the matters opined upon herein and, to the extent that the Company requires any authorisation, consent or approval from any public, administrative or governmental body in any jurisdiction outside of Ireland in relation to such issue, that it has obtained each such authorisation, consent or approval and has complied, and will continue to comply, with any conditions attaching thereto;

4.9	that there are no contractual or similar restrictions or other arrangements binding on the Company which could affect the conclusions in this Opinion Letter;

4.10	that the Company has not been induced by fraud, misrepresentation, coercion, duress, undue influence or by any similar circumstance to enter into the Transaction or of the transactions contemplated thereby;

4.11	that no transaction or transactions, involving a direct or indirect transfer or issuance of shares, has or have taken place which should have been notified to the Central Bank of Ireland (or any predecessor regulator) under applicable legislation, and which was or were not so notified;

4.12	that any Primary Shares offered under the Registration Statement will be in consideration of the receipt by the Company prior to the issue of the Primary Shares pursuant thereto of either cash or the release of a liability of the Company for a liquidated sum, at least equal to the nominal value of such Primary Shares and any premium required to be paid up on such Primary Shares pursuant to their terms of issue;

4.13	that the Selling Shareholder Shares will have been issued in consideration for the acquisition of shares in the capital of Midasplayer International Holding Company plc (a limited liability company registered in Malta bearing registration number C40465);

4.14	that all securities issued and sold under the Registration Statement will have been issued and sold in compliance with all applicable laws (other than Irish law), including applicable federal and state securities laws, in the manner stated in the Registration Statement and the Prospectus;

4.15	that, as at the time of the issuance of the Primary Shares, such issuance shall not be in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is a party or otherwise bound or subject;

4.16	that, as at the time of the issuance of the Selling Shareholder Shares, such issuance was not in contravention or breach of any agreement, undertaking, arrangement, deed or covenant affecting the Company or to which the Company is or was a party or otherwise bound or subject;

4.17	that the filing of the Registration Statement with the Commission has been authorised by all necessary actions under all applicable laws other than Irish law;

4.18	that any power of attorney granted by the Company in respect of the allotment and issue of the Shares was, in the case of the Selling Shareholder Shares, and shall have been, in the case of the Primary Shares, duly granted, approved and executed in accordance with the Articles of Association, the Companies Acts, the Powers of Attorney Act of 1996 of Ireland and all other applicable laws, rules and regulations; and

4.19	that the shares in the Company will not be listed or admitted to trading on any stock exchange other than the New York Stock Exchange.

5.	Reservations and Qualifications

This Opinion Letter is given subject to the following reservations and qualifications:

5.1	the opinions in this Opinion Letter are given solely on the basis of a review of the Documents and the applicable law with regard to the matters specified herein. The opinions are given only in respect of the laws of Ireland in effect as of the date of this Opinion Letter and as to the facts and circumstances as stated herein in existence at such date and this Opinion Letter is not to be taken as expressing any opinion with regard to any matter governed by the laws of any jurisdiction other than Ireland;

5.2	no opinion is expressed as to the adequacy of the consideration received for the issue of the Selling Shareholder Shares;

5.3	any term of an agreement may be amended orally by the parties notwithstanding any provision to the contrary in such agreement, and documents may be impliedly amended by later agreements or a course of dealing between the parties thereto, notwithstanding any provision to the contrary therein contained;

5.4	an Irish court has power to stay an action if concurrent proceedings are being brought elsewhere; and

5.5	we have not been responsible for verifying the accuracy of the Registration Statement or the Prospectus (or any documents expressed to be incorporated by reference therein) or that no material facts or matters have been omitted therefrom.

6.	General

We hereby consent to the inclusion of this opinion as an exhibit to the Registration Statement to be filed with the Commission and any amendments thereto. We also hereby consent to the reference to our Firm under the caption “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are in a category of person whose consent is required under Section 7 of the Securities Act. This Opinion Letter is intended solely for use in connection with the issuance of the Primary Shares and sale of the Selling Shareholder Shares subject to the Registration Statement and is not to be relied upon for any other purpose.

Save where otherwise specified, a reference in this Opinion Letter to a Clause, is to a Clause of this Opinion Letter.

This Opinion Letter speaks only as of the date hereof and we disclaim any obligation to advise you or anyone else of changes of law, Irish Revenue Commissioners practice or fact that occur after the date hereof. This Opinion Letter is given on the basis that it will be construed in accordance with, and governed in all respects by, the laws of Ireland which shall apply between us and all persons interested.

Yours faithfully,	Yours faithfully,

/s/ David Carthy	/s/ Ken Casey
WILLIAM FRY	WILLIAM FRY
Solicitors	Solicitors